SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                      ----------


                                       FORM 8-K


                                    CURRENT REPORT
                        PURSUANT TO SECTION 13 OR 15 (d) OF THE
                            SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported): December 1, 1998


                               FOUR M CORPORATION
             (Exact name of registrant as specified in its charter)



             MARYLAND                      333-8043                52-0822639
 (State or other jurisdiction of   (Commission file number)   (I.R.S. employer
  incorporation or organization)                             identification no.)




             115 STEVENS AVENUE
             VALHALLA, NY 10595                                 10595
  (Address of principal executive offices)                   (Zip code)




Registrant's telephone number, including area code:  (914) 749-3200

Item 5.  Other Events.

         Four M Corporation (the "Company")is not in compliance with certain of the financial covenants contained in its Credit Facility and as a result is in default. Accordingly, the Company is unable to borrow under its Credit Facility in order to make the interest payment due on December 1, 1998 under the Company's 12% Senior Secured Notes due 2006 (the "Notes"). If such interest payment is not made by December 31, 1998, the Company will be in default under the Indenture governing the Notes.

         The Lender under the Company's Credit Facility has offered to waive such non-compliance under terms and conditions which are not satisfactory to the Company. No assurance can be given that the Company will be able to obtain the necessary waivers on terms and conditions satisfactory to the Company and therefore borrow under its Credit Facility necessary to make the interest payment due under the Notes.

         Florida Coast Paper Company, L.L.C. ("Florida Coast") , a subsidary of the Company, failed to make the interest payment due under Florida Coast's 12-3/4% First Mortgage Notes due 2003 (the "Florida Coast Notes") on December 1, 1998 as a result of a lack of funds. If Florida Coast does not make such interest payment by December 31, 1998, Florida Coast will be in default under the Indenture governing the Florida Coast Notes.

         In addition, each of the Company and Stone Container Corporation has failed to make certain payments to Florida Coast under the Output Purchase Agreement. Failure to cure such default under the Output Purchase Agreement by December 5, 1998, will constitute a default under the Indenture governing the Florida Coast Notes.

                                      SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                               FOUR M CORPORATION



                                    By:  /s/ Chris Mehiel
                                         ----------------
                                         Chief Operating Officer


Date:  December 3, 1998